CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com

FOR IMMEDIATE RELEASE

S&T BANCORP ANNOUNCES APPROVAL OF SHARE REPURCHASE PLAN

INDIANA, Pa. - March 22, 2018 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with locations in Pennsylvania, Ohio and New York authorized a $50 million share repurchase plan at its regular meeting held March 19, 2018. This repurchase authorization, which is effective through August 31, 2019, permits S&T to repurchase from time to time up to $50 million in aggregate value of shares of S&T's common stock through a combination of open market and privately negotiated repurchases. The specific timing, price and quantity of repurchases will be at the discretion of S&T and will depend on a variety of factors, including general market conditions, the trading price of the common stock, legal and contractual requirements and S&T’s financial performance. The repurchase plan does not obligate S&T to repurchase any particular number of shares. S&T expects to fund any repurchases from cash on hand and internally generated funds.

About S&T Bancorp, Inc.
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates locations in Pennsylvania, Ohio and New York. For more information, visit www.stbancorp.com or www.stbank.com or call 800.325.2265.

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